EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (this "Agreement") is made and entered into effective as of February 2, 1998, by and between Jeffrey Cohen ("Executive") and LARSON-DAVIS INCORPORATED, a Nevada corporation ("Larson-Davis"), based on the following:

                                    Premises

     Executive and Larson-Davis are parties to a Letter Agreement dated December 30, 1997 (the "Letter Agreement"), pursuant to which Executive is serving as the Chief Operating Officer of Larson-Davis and as a member of its board of directors. Executive and Larson-Davis wish to enter into this definitive Executive Employment Agreement as contemplated by the Letter Agreement.

                                   Agreement

     NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

     1.   Employment and Term.

          (a) Larson-Davis hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth herein. The term of the Executive's employment shall begin on the effective date hereof and continue on a rolling basis for a period of one (1) year. This Agreement shall always have an unexpired term of one year, unless action is taken by one of the parties to terminate this Agreement in accordance with the other provisions of this Agreement. The initial term, plus the automatic roll forward is hereinafter referred to as the "Employment Period."

          (b) During the Employment Period, Executive will serve as Larson-Davis' chief operating officer, and as a member of the board of directors of Larson-Davis. Executive also agrees to serve in such positions with each of Larson-Davis' subsidiaries and such other or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by Larson-Davis' board of directors or its CEO. Executive agrees to perform the duties appropriate for the chief operating officer of Larson-Davis as may be assigned to him from time to time by the board of directors or the CEO and as described in the bylaws of Larson-Davis. Executive shall serve at the pleasure of the board of directors, subject to the terms of this Agreement.

     2.   Performance of Services.

          (a) During the Employment Period, Executive agrees to perform faithfully the duties assigned to him by the board of directors or the CEO to the best of his ability, to devote his full and undivided business time, attention, and services to the business of Larson-Davis and not to engage in any other substantial business activities other than at the direction or with the approval of the board of directors of Larson-Davis or the CEO; provided, however, that nothing herein shall restrict Executive from conducting incidental personal business that does not conflict with his obligations under the terms of this Agreement.

          (b) All duties hereunder shall be rendered in Utah County, Utah, and, on a temporary basis, at such other places as the interests, needs, business, and opportunities of Larson-Davis shall require; provided, however, that after his move to the Utah County area, Executive shall not be required to relocate his residence without the mutual consent of Larson-Davis and Executive.

          (c) Executive shall observe and comply with the commercially reasonable rules and regulations of Larson-Davis respecting its business and shall carry out and perform such commercially reasonable orders, directions, and policies of Larson-Davis as they may be from time to time communicated to Executive either orally or in writing. Executive shall further observe and comply with all applicable rules, regulations, and laws governing the business of Larson-Davis known to Executive.

     3.   Exclusivity of Services and Nondisclosure of Confidential
          Information.

          (a) Executive agrees that for a period ending on the first anniversary of the termination of the Employment Period:

               (i)       he will not engage in any activity competitive with
                    the business of Larson-Davis or any of its affiliates
                    (the "Larson-Davis Group"), directly or indirectly, in the market defined in subsection 3(c), whether as employer, proprietary owner, partner, stockholder (other than the holder of less than five percent (5%) of the stock of an entity, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, or agent;

               (ii)      he will not solicit, in competition with the
                    Larson-Davis Group, any person who is a customer of the business conducted by the Larson-Davis Group at the date hereof or a customer of the business conducted by the Larson-Davis Group at any time during the Employment Period; and

               (iii)     he will not induce or attempt to persuade any employee
                    of the Larson-Davis Group to terminate his or her employment relationship in order to enter into employment with any party.

          (b) Executive further agrees that he will not, at any time during the Employment Period or at any time after the termination of this Agreement, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any trade secrets or other confidential information of the Larson-Davis Group, except to the extent authorized in writing by Larson-Davis. Upon termination of his employment hereunder, Executive will surrender to Larson-Davis all records and other documents obtained by him or entrusted to him during the course of his employment by Larson-Davis (together with all copies thereof); provided, however, that Executive may retain copies of such documents as are necessary for Executive's personal records for income tax purposes. For purposes of this section 3, proprietary information about the business of the Larson-Davis Group shall be treated as confidential until it has been published or is generally or publicly known outside the Larson-Davis Group or until it has been recognized as standard practice outside the Larson-Davis Group. The provisions of this paragraph 3(b) shall remain in effect for a period of three (3) years subsequent to the termination of the Employment Period.

          (c) The following provisions shall apply to the covenants of Executive contained in this section 3:

               (i)       The covenants contained in clauses (i) and (ii) of
                    subsection 3(a) shall apply to those markets in which the Larson-Davis Group is doing business at the termination of the Employment Period and those markets in which the Larson-Davis Group has publicly or internally issued written plans to enter prior to the termination of the Employment Period.

               (ii)      Executive agrees that a breach or threatened breach
                    on his part of any covenant contained in this section 3 will cause such damage to Larson-Davis as will be irreparable. Therefore, without limiting the right of Larson-Davis to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the Larson-Davis Group for such a violation and that Larson-Davis and the Larson-Davis Group shall be entitled to injunctive relief to prevent any such violation of continuing violation thereof.

               (iii)      It is the intent and understanding of each party
                    hereto that if, in any action before any court of agency legally empowered to enforce the covenants contained in this section 3, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     4.        Business Ideas.

          (a) Executive acknowledges that Larson-Davis will own all rights in all "Business Ideas" (as hereinafter defined) which are originated or developed by Executive, either alone or with employees or consultants of Larson-Davis, during the Employment Period.

          (b)      Executive agrees that, during the Employment Period, he will:

               (i)       assign to Larson-Davis all Business Ideas and promptly
                    execute all documents which Larson-Davis may reasonably require to protect its patent, copyright, and other rights to such Business Ideas throughout the world; and

               (ii)      promptly disclose to Larson-Davis all information
                    concerning all material Business Ideas originated by Executive or any employee of Larson-Davis, which come to his attention and which concern the business of Larson-Davis.

          (c) For purposes of this section 4, "Business Ideas" shall mean all ideas, whether or not patentable, which are originated or developed by Executive in connection with his employment by Larson-Davis and which relate to the business of Larson-Davis and/or the Larson-Davis Group.

     5. Compensation and Benefits. For all services rendered by Executive pursuant to this Agreement, Larson-Davis shall compensate Executive as follows:

          (a) As annual compensation for Executive's services hereunder, in accordance with its normal payroll practices, Larson-Davis agrees to pay Executive during the Employment period a base salary of $140,000 per annum. This will be reviewed annually but with the first review effective January 1st 1999.

          (b) Beginning February 2, 1998, Larson-Davis shall provide to Executive an annual bonus of $60,000 based on commercially reasonable performance standards mutually agreed to by Executive and the board of directors of Larson-Davis; provided that, the bonus for the initial calendar year of January 1, to December 31, 1998, shall be partially fixed at $45,000 payable in three (3) installments of $15,000 each on June 30, September 30, December 31, 1998. The remaining balance of $15,000 shall be payable if the company achieves a break even trading performance in any month of the current year, as defined by its management accounts on the EBIT line. Thereafter, performance targets shall be established at least 30 days prior to the beginning of the calendar year for which they are applicable. Except for the fixed element of the bonus, the bonus will be paid within 5 days of the filing of the Form 10K for the appropriate year. The executive must be in employment with the company at the time when the payment is due.

          (c) The grant of an option to acquire up to 300,000 shares of common stock of Larson-Davis, such an option to have an exercise price based on the average of the closing price per share on each of the 5 trading days beginning on February 2nd and ending on February 6th. The right to exercise such option shall immediately vest with respect to 75,000 shares of common stock. The right to exercise such options will vest with regard to up to an additional 75,000 shares on December 31, 1998, 1999, and 2000. Of the shares to vest in the future, 37,500 shares shall vest on December 31, 1998, 1999, and 2000, on the sole condition that Executive is still an employee of Larson-Davis as of that date. The remainder of such shares, or 37,500 shares annually, shall only vest if (i) Executive is an employee of Larson-Davis as of the vesting date, and (ii) the performance criteria established by the board of directors of Larson-Davis for the calendar year then ended have been met. The option shall be subject to such additional terms and conditions as are set forth in Exhibit "A" attached hereto and incorporated herein by this reference. All shares of common stock issuable under the option shall be covered by an effective registration statement on Form S-8 kept current by Larson-Davis until December 31, 2005, or such other date as the option may terminate.

          (d) Reimbursement of Executive's reasonable relocation expenses as set forth in Exhibit "B" attached hereto and incorporated herein by this reference.

          (e) Larson-Davis shall provide to Executive at the principal executive offices of Larson-Davis, suitable executive offices and facilities appropriate for Executive's position and suitable for the performance of Executive's responsibilities.

          (f) Executive shall be entitled to 3 weeks vacation and sick leave in accordance with the general policy of the Larson-Davis Group for executive level employees. Vacations shall be taken by Executive at a time and with starting and ending dates mutually convenient to Larson - Davis and Executive. Vacations or portion of vacation not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

          (g) Larson-Davis shall reimburse Executive for all proper expenses incurred by him on behalf of the Company in the performance of his duties hereunder in accordance with the policies and procedures established by Larson-Davis.

          (h) Subject to the insurability of Executive, Larson-Davis shall provide Executive with health, medical, and disability insurance policies on the same terms as offered to other executive level employees of Larson-Davis. Larson-Davis shall additionally provide to Executive incentives, retirement, pension, profit sharing, stock options, or other employee benefit plans which are consistent with and similar to such plans provided by the Larson-Davis Group to its executive level employees generally. Executive shall also have the right to participate in any other employee benefit programs provided by the Larson-Davis Group.

          (i) Larson-Davis shall withhold from Executive's compensation hereunder all proper federal and state payroll and income taxes on compensation paid to Executive and shall provide an accounting to Executive for such amounts withheld.

     6. Nomination to Board of Directors. Executive shall be appointed to serve on the board of directors of Larson-Davis until the next annual meeting of shareholders. Larson-Davis shall include Executive as a nominee of the Company to be presented to the shareholders for election to a position on the board of directors at the next annual meeting of shareholders and shall recommend his approval by the shareholders.

     7.   Termination of Agreement.

          (a) Termination by Larson Davis for Cause. Larson-Davis shall have the right, without further obligation to Executive other than for compensation previously accrued, to terminate the Agreement for cause ("Cause") by showing that (i) Executive has materially breached the terms hereof; (ii) Executive, in the reasonable determination of the board of directors of Larson-Davis, has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties; or (iii) Executive has committed or been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct against Larson-Davis.

          (b) Termination Upon Death or Disability of Executive. This Agreement shall terminate immediately upon Executive's death, subject to the payment of Executive's base salary for a 90 day period after death. This Agreement shall also terminate on the continued disability of Executive for a consecutive period of 90 days. For purposes of this paragraph "disability" shall be defined as the inability of Executive to substantially perform his duties as Executive, and a member of the board of directors of Larson-Davis.

          (c) Termination Upon Change of Control. Notwithstanding any provision of this agreement to the contrary, Executive may terminate this Agreement by providing written notice of such termination to Larson-Davis within sixty days (60) days of the occurrence of any of the following events;

               (i)       The sale, lease, exchange or other transfer in one
                    transaction or a series of transactions of all or substantially all of the assets of Larson-Davis to a single purchaser that is not a wholly owned subsidiary of Larson-Davis or to a group of associated purchasers;

               (ii)      The sale, lease, exchange, or other disposition to a
                    single person or group of persons under common control in one transaction or a series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of the outstanding shares of Larson-Davis' common stock;

               (iii)     As a result of a merger, consolidation, sale of all or
                    substantially all of the assets of Larson-Davis, a contested election, or any combination of the foregoing, the persons who were directors or Larson-Davis immediately prior thereto shall cease to constitute a majority of the board of directors of Larson-Davis or any successor to Larson-Davis;

               (iv)      The decision by Larson-Davis to terminate its business
                    and liquidate its assets;

               (v)       The merger or consolidation of Larson-Davis in a
                    transaction in which the shareholders of Larson-Davis immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting securities of the new or continuing corporation; or

               (vi)      A person (within the meaning of Section 3(a)(9) or
                    Section 13(d)(3), as in effect on the date hereof, of the Securities Exchange Act of 1934 (the "Exchange Act")) shall become the beneficial owner (within the meaning of rule 13d-3 of the Exchange Act as in effect on the date hereof) of fifty percent (50%) or more of the outstanding voting securities of Larson-Davis.

               If, as a result of one of the foregoing events, Larson-Davis is not the surviving entity, the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for by this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

          (d) Termination by Executive for Cause. Executive shall have the right to terminate this Agreement in the event of (i) Larson-Davis' intentional breach of any covenant or term of this Agreement, but only if Larson-Davis fails to cure such breach within twenty (20) days following the receipt of written notice by Executive setting forth the conditions giving rise to such breach; (ii) the exercise of Executive's rights under subsection 7(c).

          (e)      Termination Payment.

               (i)       Termination by Executive for Cause.  In the event that
                    Executive terminates this Agreement for Cause, Larson-Davis shall:

                    (1)       Pay to Executive all amounts accrued through the
                         date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefit specifically provided to Executive under any benefit plan.

                    (2)       Pay to Executive the amount of salary that would
                         otherwise accrue to Executive during the remaining Employment Period.

                    (3)       If Executive terminates this Agreement for Cause
                         on the basis set forth in subsection 7(d)(ii) of this Agreement, all of the options to acquire 112,500 shares that vest on December 31, 1998, 1999, and 2000 based solely on the executive remaining an employee of the company, that are not then vested shall immediately vest and be exercisable, the performance based options will only have vested based on the full achievement of the performance targets;

               (ii)      Termination by Larson-Davis for Cause or Voluntary
                    Termination by Executive. If Executive terminates this Agreement for any reason other than in accordance with the provisions of subsection 7(e), or if Larson-Davis terminates this Agreement for Cause in accordance with subsection 7(a), Larson-Davis shall deliver to Executive, within ten (10) days following the effective date of such termination, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Executive under any benefit plan. Larson-Davis shall have no further obligation to Executive. The executive is required to give reasonable notice of termination of employment.

               (iii)     Voluntary termination by Larson-Davis.  Larson-Davis
                    may at any time terminate this agreement by giving 1 years written notice of its intention to terminate this Agreement. At the sole election of Larson Davis, the Executive can either continue to carry out his duties until the expiration of the agreement or the Executive can be paid the amount of salary that would otherwise accrue to Executive during the remaining Employment Period or a pro-rata combination of the above.

          (f) Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the business interests of Larson-Davis, Executive agrees, upon termination of this Agreement for any reason or the expiration of the Employment Period, at no additional expense to Executive, to engage in an exit interview with Larson-Davis at a time and place designated by Larson-Davis.

     8. Indemnification. Larson-Davis shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for Larson-Davis to the greatest extent permitted by applicable law. Larson-Davis shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Larson-Davis against such liability. Executive agrees to indemnify and to hold Larson-Davis harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Executive's acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

     9. Notice. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

          If to Executive, to:     Jeffrey Cohen
                                   1681 West 820 North
                                   Provo, Utah 84601
                                   Fax:  (801) 375-0182
                                   Confirmation:  (801) 375-0177

          If to Larson-Davis, to:  Larson-Davis Incorporated
                                   Attn:  Andrew Bebbington, President
                                   1681 West 820 North
                                   Provo, Utah 84601
                                   Fax:  (801) 375-0182
                                   Confirmation:  (801) 375-0177

          With a copy to:          Keith L. Pope, Esq.
                                   Kruse, Landa and Maycock, L.L.C.
                                   Eighth Floor, Bank One Tower
                                   50 West Broadway
                                   Salt Lake City, Utah 84101
                                   Fax:  (801) 531-7091
                                   Confirmation:  (801) 531-7090

     10. Assignment. Except to any successor or assignee of Larson-Davis as provided in subsection 7(c), neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party.

     11. Attorneys' Fees. In the event that any action, suit, arbitration, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall be entitled to recover all of such party's costs, including reasonable attorneys' fees, incurred in each and every such action, suit, arbitration, or other proceeding, including any and all appeals or petitions therefrom.

     12.  Validity of Provisions and Severability.  If any provision of this Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provision shall not in any way be effected or impaired thereby in any other jurisdiction and the remainder of
          this Agreement shall remain    in full force and effect.

     13. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     14. Governing Law. This Agreement shall be governed by and construed and in accordance with the laws of the state of Utah.

     IN WITNESS WHEREOF, Larson-Davis has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the date first above written.

                              Larson-Davis:

                                   LARSON-DAVIS INCORPORATED


                                   By   /s/ Andrew Bebbington
                                     Duly Authorized Officer


                              Executive:


                                   /s/ Jeffrey Cohen
                                   Jeffrey Cohen